Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO Reports second quarter 2020 Results

HOUSTON, TX, July 27, 2020 — National Oilwell Varco, Inc. (NYSE: NOV) today reported second quarter 2020 revenues of $1.50 billion, a decrease of 21 percent compared to the first quarter of 2020 and a decrease of 30 percent compared to the second quarter of 2019. Net loss for the second quarter of 2020 was $93 million, or -6.2 percent of sales, which included non-cash, pre-tax charges (“other items”, see Other Corporate Items for additional detail) of $102 million. Adjusted EBITDA (operating profit excluding depreciation, amortization, and other items) decreased $94 million sequentially to $84 million, or 5.6 percent of sales.

“The oil & gas industry is bearing the full brunt of the economic damage wrought by the COVID-19 pandemic that has driven drilling activity to record lows,” commented Clay Williams, Chairman, President, and CEO. “Against this backdrop, NOV is continuing to aggressively reduce its cost structure and boost cash flow through more efficient operations and better working capital management.”

“We are determined to re-size the organization to fit lower levels of demand and continue to make good progress executing the numerous initiatives required to meet our objective. During the second quarter, we exceeded our cost reduction targets and generated $378 million in cash flow from operations, further solidifying our balance sheet and positioning us well to capitalize on future opportunities.”

“To the extent oil and gas companies and oilfield service companies continue to work, we find them gravitating to NOV as their supplier of choice. They know they can depend on us for superior quality, technology, value, and to be there to support their efforts for the long-term. With our market-leading technology, global footprint, diverse product portfolio, and customer-centric business model, NOV is positioned to exit this down-cycle stronger than ever before.”

Wellbore Technologies

Wellbore Technologies generated revenues of $442 million in the second quarter of 2020, a decrease of 36 percent from the first quarter of 2020 and a decrease of 48 percent from the second quarter of 2019. The sequential decline in revenue was driven primarily by the severe fall in global drilling activity, particularly in North America and Latin America. Operating loss was $67 million, or -15.2 percent of sales, and included $62 million of other items. Adjusted EBITDA decreased 59 percent sequentially to $42 million, or 9.5 percent of sales.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $611 million in the second quarter of 2020, a decrease of nine percent from the first quarter of 2020 and a decrease of eight percent from the second quarter of 2019. Operating profit was $42 million, or 6.9 percent of sales, and included $12 million in other items. Deteriorating conditions in the global completions market and logistical disruptions from COVID-19-related restrictions were partially offset by strong execution on existing backlog. Adjusted EBITDA decreased four percent sequentially to $68 million, or 11.1 percent of sales.

New orders booked during the quarter totaled $196 million, representing a book-to-bill of 51 percent when compared to the $388 million of orders shipped from backlog. At June 30, 2020, backlog for capital equipment orders for Completion & Production Solutions was $1.0 billion.

Rig Technologies

Rig Technologies generated revenues of $476 million in the second quarter of 2020, a decrease of 15 percent from the first quarter of 2020 and a decrease of 29 percent from the second quarter of 2019. Operating loss was $25 million, or -5.3 percent of sales, and included $20 million of other items. Adjusted EBITDA decreased 75 percent sequentially to $14 million, or 2.9 percent of sales. Declining global rig activity combined with COVID-19-related logistics issues, which were particularly acute in the aftermarket business, drove the sequential decline in revenue and profitability.

New orders booked during the quarter totaled $74 million, representing a book-to-bill of 34 percent when compared to the $219 million of orders shipped from backlog. At June 30, 2020, backlog for capital equipment orders for Rig Technologies was $2.79 billion.

Other Corporate Items

During the second quarter, the Company recognized $102 million in restructuring charges, primarily due to severance costs, facility closures and inventory reserves. See reconciliation of Adjusted EBITDA to Net Income.

As of June 30, 2020, the Company had total debt of $2.03 billion, with $2.00 billion available on its revolving credit facility, and $1.45 billion in cash and cash equivalents.

Significant Achievements

NOV continued to gain market adoption and expand the capabilities of its eVolve™ optimization and automation services. NOV’s M/D Totco business unit commenced operations on two new multi-year projects in the North Sea. Each contract calls for the use of NOV’s full suite of optimization services, downhole drilling tools and sensors. Additionally, during the quarter, M/D Totco introduced several new wired drill pipe web applications that provide enhanced equivalent fluid density and vibration views, real-time torque & drag from a NOVOS™ friction test, and envelope protection.

NOV successfully completed the first commercial run of its fully-integrated rotary steerable (RSS) and logging-while drilling (LWD) system with a customer in Russia.  The system combines NOV’s VectorZIEL™ 400 tool with an integrated symmetric propagation resistivity LWD tool and was used to successfully drill an entire 4,900-foot horizontal section while providing real-time LWD measurements within 35 feet from the bit.  The combination of a rotary steerable device and a logging-while-drilling instrument into the same tool significantly improves the capabilities of NOV’s independent directional driller customers.

NOV continued to adapt and disseminate its leading technologies, which helped drive the critical efficiency gains that enabled the shale revolution, for use in international markets. During the second quarter, a Vector™ Series 36E drilling motor with a 5-in., 6/7 lobe 8.0 stage ERT™ power section, a drilling motor configuration from NOV Downhole that had previously never been used in the Middle East, set a field rate-of-penetration (ROP) record in Saudi Arabia, driving a 20 percent improvement in ROP over four offset wells.

NOV booked an order for a three-million-pound landing string, the first in the history of the industry that will be used for a 20k PSI project in the Gulf of Mexico. This will be the largest landing string ever manufactured and will help enable the operator to drill in some of the most challenging conditions in the world.

NOV successfully commercialized its new large-bore FracMaxx™ articulated frac arm, which complements its Elmar™ big-bore QuickLatch™ system and Anson™ flow iron for multi-well frac pads.  To date, the FracMaxx™ has completed 120 stages with pressures reaching 9,000 PSI and rates up to 90 BPM.  By significantly reducing time between stages and removing excess flow iron from the wellsite, this technology aids operators in their effort to improve efficiencies while significantly reducing crew exposure to unnecessary risks.

NOV completed a milestone project for the first mechanically-connected pipeline offshore Malaysia, utilizing our mechanical-interference Zap-Lok™ connection system technology. The 62-kilometer pipeline project, took full advantage of the time-saving characteristics of the Zap-Lok™ technology, reaching completion in just 18 days and a best average lay-rate of 4.7km/day, three times faster than traditional pipelay methods.

NOV deployed the ReedHycalog™ 8⅜-in. TKC59 Tektonic™ Sabretooth™ drill bit in response to a request from a key customer in Oman for bit technology that would enable improved ROP and drilling efficiencies relative to the competition. Utilizing the latest ION™ 4D-cutter technology, this NOV design completed an entire section to a total depth of 2,874 feet with a ROP of 75.8 feet/hour, one of the best performances ever seen in salt applications in Oman.

Second Quarter Earnings Conference Call

NOV will hold a conference call to discuss its second quarter 2020 results on July 28, 2020 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

National Oilwell Varco (NYSE: NOV) is a leading provider of technology, equipment, and services to the global oil and gas industry that supports customers’ full-field drilling, completion, and production needs. Since 1862, NOV has pioneered innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by National Oilwell Varco with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (Unaudited)

(In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019
Revenue:
Wellbore Technologies	$442	$850	$691	$1,133	$1,657
Completion & Production Solutions	611	663	675	1,286	1,244
Rig Technologies	476	671	557	1,033	1,274
Eliminations	(33)	(52)	(40)	(73)	(103)
Total revenue	1,496	2,132	1,883	3,379	4,072
Gross profit	137	62	224	361	318
Gross profit %	9.2%	2.9%	11.9%	10.7%	7.8%

Selling, general, and administrative	237	417	283	520	721
Goodwill and indefinite-lived intangible asset impairment	—	3,186	1,378	1,378	3,186
Long-lived asset impairment	—	2,187	513	513	2,187
Operating loss	(100)	(5,728)	(1,950)	(2,050)	(5,776)
Interest and financial costs	(22)	(25)	(22)	(44)	(50)
Interest income	2	6	3	5	12
Equity loss in unconsolidated affiliates	(6)	(2)	(233)	(239)	(2)
Other income (expense), net	(8)	(8)	(3)	(11)	(26)
Loss before income taxes	(134)	(5,757)	(2,205)	(2,339)	(5,842)
Benefit for income taxes	(47)	(373)	(156)	(203)	(383)
Net loss	(87)	(5,384)	(2,049)	(2,136)	(5,459)
Net (income) loss attributable to noncontrolling interests	6	5	(2)	4	7
Net loss attributable to Company	$(93)	$(5,389)	$(2,047)	$(2,140)	$(5,466)
Per share data:
Basic	$(0.24)	$(14.11)	$(5.34)	$(5.57)	$(14.35)
Diluted	$(0.24)	$(14.11)	$(5.34)	$(5.57)	$(14.35)
Weighted average shares outstanding:
Basic	385	382	383	384	381
Diluted	385	382	383	384	381

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,447	$1,171
Receivables, net	1,502	1,855
Inventories, net	1,929	2,197
Contract assets	508	643
Other current assets	204	247
Total current assets	5,590	6,113

Property, plant and equipment, net	2,010	2,354
Lease right-of-use assets	605	674
Goodwill and intangibles, net	2,018	3,659
Other assets	224	349
Total assets	$10,447	$13,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$556	$715
Accrued liabilities	815	949
Contract liabilities	408	427
Current portion of lease liabilities	115	114
Accrued income taxes	60	42
Total current liabilities	1,954	2,247

Lease liabilities	637	674
Long-term debt	2,029	1,989
Other liabilities	294	393
Total liabilities	4,914	5,303

Total stockholders’ equity	5,533	7,846
Total liabilities and stockholders’ equity	$10,447	$13,149

NATIONAL OILWELL VARCO, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(2,136)	$(5,459)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	187	331
Goodwill and indefinite-lived intangible asset impairment	1,378	3,186
Long-lived asset impairment	513	2,187
Working capital and other operating items, net	475	(356)
Net cash provided by (used in) operating activities	417	(111)

Cash flows from investing activities:
Purchases of property, plant and equipment	(124)	(97)
Business acquisitions, net of cash acquired	—	(65)
Other	13	6
Net cash used in investing activities	(111)	(156)

Cash flows from financing activities:
Cash dividends paid	(19)	(38)
Other	(8)	(1)
Net cash used in financing activities	(27)	(39)
Effect of exchange rates on cash	(3)	—
Increase (decrease) in cash and cash equivalents	276	(306)
Cash and cash equivalents, beginning of period	1,171	1,427
Cash and cash equivalents, end of period	$1,447	$1,121

NATIONAL OILWELL VARCO, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS) (Unaudited)

(In millions)

The Company discloses Adjusted EBITDA (defined as Operating Profit excluding Depreciation, Amortization and, when applicable, Other Items) in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. The Company uses Adjusted EBITDA internally to evaluate and manage the business. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other items include impairment charges, inventory charges and severance and other restructuring costs.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2020	2019	2020	2020	2019
Operating profit (loss):
Wellbore Technologies	$(67)	$(3,295)	$(663)	$(730)	$(3,276)
Completion & Production Solutions	42	(1,932)	(1,013)	(971)	(1,967)
Rig Technologies	(25)	(422)	(202)	(227)	(391)
Eliminations and corporate costs	(50)	(79)	(72)	(122)	(142)
Total operating loss	$(100)	$(5,728)	$(1,950)	$(2,050)	$(5,776)

Other items:
Wellbore Technologies	$62	$3,345	$715	$777	$3,343
Completion & Production Solutions	12	1,939	1,054	1,066	1,950
Rig Technologies	20	474	238	258	476
Corporate	8	11	16	24	11
Total other items	$102	$5,769	$2,023	$2,125	$5,780

Depreciation & amortization:
Wellbore Technologies	$47	$84	$51	$98	$184
Completion & Production Solutions	14	45	30	44	97
Rig Technologies	19	22	20	39	45
Corporate	2	3	4	6	5
Total depreciation & amortization	$82	$154	$105	$187	$331

Adjusted EBITDA:
Wellbore Technologies	$42	$134	$103	$145	$251
Completion & Production Solutions	68	52	71	139	80
Rig Technologies	14	74	56	70	130
Eliminations and corporate costs	(40)	(65)	(52)	(92)	(126)
Total Adjusted EBITDA	$84	$195	$178	$262	$335

Reconciliation of Adjusted EBITDA:
GAAP net loss attributable to Company	$(93)	$(5,389)	$(2,047)	$(2,140)	$(5,466)
Noncontrolling interests	6	5	(2)	4	7
Benefit for income taxes	(47)	(373)	(156)	(203)	(383)
Interest expense	22	25	22	44	50
Interest income	(2)	(6)	(3)	(5)	(12)
Equity loss in unconsolidated affiliate	6	2	233	239	2
Other (income) expense, net	8	8	3	11	26
Depreciation and amortization	82	154	105	187	331
Other items	102	5,769	2,023	2,125	5,780
Total Adjusted EBITDA	$84	$195	$178	$262	$335